NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 12, 2010, pursuant to the provisions of Rule 12d2-2 (a).

[  X  ] 17 CFR 240.12d2-2(a)(3)  That on
March 1, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment.

Pursuant to the Formation of DHT Holdings, Inc., a newly formed holding company of DHT Maritime, Inc., which became effective on March 1, 2010, each share of Common Stock of DHT Maritime, Inc.
was deemed to represent one share of (New) DHT
Holdings, Inc.(Holding Company) Common Stock on a share for share basis.

The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions shares of DHT
Maritime, Inc. were suspended from trading on March 2, 2010.